Exhibit 10.16

SUBORDINATED NOTE WITH

WARRANTS PURCHASE AGREEMENT

Dated as of February 10, 2006

between

Basin Water, Inc., as Issuer

- and -

Aqua America, Inc.

ARTICLE V CONDITIONS TO CLOSING		19
5.01	Purchase Documents	19
5.02	Representations and Warranties True	20
5.03	Compliance with this Agreement	20
5.04	Payment of Fees	21

ARTICLE VI AFFIRMATIVE COVENANTS		21
6.01	Payment of the Note	21
6.02	Maintenance of Existence	21
6.03	Maintenance of Property	21
6.04	Reporting Requirements	21
6.05	Intellectual Property	22
6.06	Litigation	22
6.07	Financial Records	22
6.08	Additional Information	22
6.09	Insurance	22
6.10	Material Contracts	22
6.11	Taxes, Charges and Liens	23
6.12	Performance	23
6.13	Operations	23
6.14	Inspection	23
6.15	Observer Rights.	23
6.16	Compliance Certificate	24
6.17	Environmental Compliance and Reports	24
6.18	Location of Collateral	24
6.19	Further Assurances	24
6.20	ERISA	25
6.21	Use of Proceeds	25
6.22	Subordination Agreement	25

ARTICLE VII NEGATIVE COVENANTS		26
7.01	Limitations on Merger, Consolidation, Sales of Assets, Etc.	26
7.02	Limitations on Indebtedness	26
7.03	Continuity of Operations	26
7.04	Loans, Acquisitions and Guaranties	26
7.05	Prepayments; Changes in Terms	26
7.06	Limitation on Liens	26
7.07	Restrictions on Ability to Satisfy Obligations	26
7.08	Transactions with Affiliates	26

ARTICLE VIII EVENTS OF DEFAULT		27
8.01	Bankruptcy, etc.	27
8.02	Other Events	27
8.03	Notice of Defaults	28
8.04	Other Remedies	28
8.05	Waiver	28

ARTICLE IX MISCELLANEOUS		28
9.01	Amendments and Waivers	28
9.02	Notices	28

9.03	No Waiver; Cumulative Remedies	29
9.04	Survival of Representations and Warranties	29
9.05	Payment of Expenses, Taxes and Brokers’ Fees	29
9.06	Indemnification	30
9.07	Aqua Representations	30
9.08	Counterparts	31
9.09	Severability	31
9.10	Integration	31
9.11	GOVERNING LAW	31
9.12	Successors and Assigns	31
9.13	Acknowledgements	31
9.14	Original Issue Discount	31
9.15	Confidentiality	32

SUBORDINATED NOTE WITH

WARRANTS PURCHASE AGREEMENT

THIS SUBORDINATED NOTE WITH WARRANTS PURCHASE AGREEMENT (this “Agreement”), dated as of February 10, 2006, is by and among Basin Water, Inc., a California corporation with its principal place of business at 8731 Prestige Court, Rancho Cucamonga, California 91730 (the “Issuer”) and Aqua America, Inc., a Pennsylvania corporation with its principal place of business at 762 West Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3489 (“Aqua”). Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Article I.

Background:

A. The Issuer and Aqua are negotiating the terms of a strategic relationship in order to pursue opportunities in the area of water supply. The purpose of this relationship is to identify and treat drinking water sources which have been deemed unusable due to high levels of contaminants such as nitrate. It is intended that contaminated groundwater systems will be acquired, and the parties will utilize the Issuer’s proprietary treatment systems to treat the groundwater, thus providing a reliable source of drinking water in water-short areas of the United States.

B. In connection with such strategic relationship, the Issuer has agreed to sell the Note and to issue the Warrants to Aqua, and Aqua has agreed to purchase the Note and to acquire the Warrants, on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“ADA” means the Americans with Disabilities Act of 1990, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means (i) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with a Related Party, including, without limitation, any joint venture of the Related Parties or (ii) any Person who is a director, officer, member or partner of a Related Party or of any Person described in the preceding clause (i). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote fifty percent (50%) or more of the voting equity having ordinary voting power for the election of the management of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreed Transfer” has the meaning set forth in Section 2.06.

“Board of Directors” means the board of directors of the Issuer.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease” means any lease of property, real or personal by a Related Party, the obligations of which are required in accordance with GAAP to be capitalized on the balance sheet of the Issuer.

“Capital Stock” means (i) any and all shares, interests, participations or other equivalents (however designated) of the equity interests of any Person, (ii) any and all equivalent ownership interests in such Person and (iii) any and all warrants or options to purchase any of the foregoing.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date that is two (2) Business Days after the date on which all the conditions set forth in Article V shall first have been satisfied, or such other date agreed to by Aqua and Issuer.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 2.03.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Issuer within the meaning of Section 4001 of ERISA or is part of a group which includes the Issuer and which is treated as a single employer under Section 414 of the Code.

“Common Stock” means the common stock of the Issuer, no par value.

“Copyrights” has the meaning set forth in Section 4.19(a).

“Default” means any of the events specified in Sections 8.01 or 8.02, hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” means nine percent (9%) per annum, compounded semi-annually and computed on the basis of a 360-day year.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events specified in Sections 8.01 or 8.02, provided that any applicable requirement for the giving of notice, the lapse of time, or both, or any other applicable condition, has been satisfied.

“Financing Statements” means all UCC financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) authorized by any Related Party to be filed in favor of Aqua in connection with the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means any obligation of the Issuer guaranteeing any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly or otherwise to assure or hold harmless the owner of any primary obligation against loss in respect thereof.

“Indebtedness” means, as of the date of determination, (i) all indebtedness of the Related Parties for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities or accounts payable incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of the Related Parties under Capital Leases, (iii) all obligations of the Issuer as an account party in respect of letters of credit or acceptances issued or created for or for the account of the Issuer, (iv) all obligations of the Issuer under currency exchange contracts or interest rate swap agreements and (v) all liabilities secured by any Lien on any property owned by the Related Parties whether or not the Related Parties have assumed or otherwise become liable for the payment thereof.

“Indemnified Person” has the meaning set forth in Section 9.06.

“Initial Public Offering” means the date of the closing by the Issuer of an underwritten initial public offering of its Common Stock resulting in gross proceeds to the Issuer of at least Fifteen Million Dollars ($15,000,000) pursuant to an effective registration statement under the Securities Act.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property Assets” has the meaning set forth in Section 4.19(a).

“Issuer” has the meaning set forth in the preamble hereto.

“Knowledge” means the actual knowledge, or such knowledge as should have been obtained after reasonable inquiry with respect to the matter in question, of any Responsible Officer.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), license, right of first refusal or similar restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Marks” has the meaning set forth in Section 4.19(a).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of the Related Parties, taken as a whole, (ii) the ability of the Issuer to perform its material obligations under the Purchase Documents or (iii) the validity or enforceability of the Purchase Documents or the rights or remedies of Aqua hereunder or thereunder that are material to Aqua; provided, however, that a material adverse effect with respect to the business, operations, property, condition (financial or otherwise) or prospects of the Related

Parties, taken as a whole, shall not include such effects resulting from any one or more of the following: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general, (b) the effect of any change that generally affects the industry in which the Related Parties operate, (c) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Closing Date or (d) the effect of any changes in applicable laws or accounting rules.

“Material Contract” has the meaning set forth in Section 4.05(a).

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and which is or has been maintained or contributed to (or to which there is or has been an obligation to contribute to) by Issuer or a Commonly Controlled Entity.

“Net Names” has the meaning set forth in Section 4.19(a).

“Note” means, as of a particular time, the promissory note issued pursuant to this Agreement substantially in the form of Exhibit 2.01 attached hereto and each Note delivered in substitution or exchange for any of such Notes, as applicable.

“Notice of Acceptance” has the meaning set forth in Section 9.17(b).

“Obligations” means the obligation of the Issuer to (a) pay the principal of and interest on the Notes in accordance with the terms thereof, (b) reimburse Aqua for its fees and expenses as provided in Section 9.05 hereof and (c) provide the indemnification required by Section 9.06 hereof.

“Offer Period” has the meaning set forth in Section 9.17(a).

“Offered Securities” has the meaning set forth in Section 9.17(a).

“Operating Lease” means any lease of property, real or personal, which is not a Capital Lease.

“Patents” has the meaning set forth in Section 4.19(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens securing Indebtedness permitted under Section 7.02(a), including Senior Debt, (ii) Liens in favor of Aqua, (iii) Liens securing Indebtedness permitted under Section 7.02(e) and 7.02(f), (iv) Liens for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such taxes, assessments or charges which are being contested are maintained on the books of the Issuer, in conformity with GAAP, (v) carriers’, warehousemen’s, construction liens, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such underlying obligations which are being contested and maintained on the books of Issuer, in conformity with GAAP, (vi) pledges or deposits (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other social security legislation, (vii) deposits to secure the performance of bids, trade contracts

(other than for borrowed money), leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business, (viii) Liens arising as a result of progress payments under government contracts, (ix) purchase money Liens in connection with the purchase by any Related Party of equipment in the ordinary course of business, (x) Liens in respect of any writ of execution, attachment, garnishment, judgment or award in an amount less than $250,000, (xi) easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Issuer and (xii) Liens set forth on Section 4.10 of the Disclosure Schedule.

“Permitted Sales” means (i) the lease or sale of water treatment systems or other inventory of the Issuer in the ordinary course of business, including the license of Intellectual Property Assets in connection therewith and (ii) the lease, sale, license or other transfer of the Intellectual Property Assets related to a proprietary process for biologically removing and destroying perchlorate load from used ion exchange resins and from perchlorate-laden ion exchange resin regeneration brines.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, as of the date of determination, any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained or contributed to (or to which there is or has been an obligation to contribute to) by the Issuer or a Commonly Controlled Entity.

“Pro Rata Portion” has the meaning set forth in Section 9.17(a).

“Purchase Documents” means the documents in identified in Section 5.01(a) whose delivery is a condition to the effectiveness of this Agreement.

“Purchased Securities” has the meaning set forth in Section 9.17(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Issuer and the holders of the Warrants.

“Related Party” means the Issuer and each Subsidiary of the Issuer.

“Rights Offer” has the meaning set forth in Section 9.17(a).

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Requirement of Law” means, as to any Person, its certificate or articles of incorporation, certificate of formation, operating agreement, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final and binding determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its material property is subject.

“Responsible Officer” means the Chief Executive Officer, the President and/or the Chief Financial Officer of the Issuer.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means (i) the Security Agreement between the Issuer and Aqua whereby the Issuer grants to Aqua a subordinated security interest in the Collateral substantially in the form attached as Exhibit 5.01(a)(iv), (ii) the Financing Statements and (iii) all other security agreements, patent and trademark assignments, lease assignments and other similar agreements necessary to create or perfect Aqua’s security interest in the Collateral and all amendments, restatements, modifications or supplements thereof or thereto.

“Senior Credit Agreement” means the Business Loan Agreement dated as of July 1, 2003 between the Senior Secured Creditor and the Issuer, as the same may be amended from time to time.

“Senior Debt” means the obligations of the Issuer incurred which are senior in priority to the Obligations, including, without limitation, obligations under the Senior Credit Agreement, any refinancing thereof or obligations under any senior debt agreement entered into after the date hereof; provided, that, without the prior written consent of Aqua, the maximum aggregate principal amount of Senior Debt shall not exceed Eight Million Dollars ($8,000,000).

“Senior Secured Creditor” means BWCA I, LLC, a Delaware limited liability company, or any other party to whom the Issuer owes Senior Debt.

“Subordination Agreement” means the Subordination Agreement between the Senior Secured Creditor, the XACP Noteholders and Aqua as such agreement may be amended from time to time by such parties.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which more than fifty percent (50%) of the shares of stock, or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect the board of directors or other managers of such corporation, partnership or other entity, are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes” means any amounts payable by a Person to any Governmental Authority, whether currently paid or accrued as a liability for future payment, that would be classified as taxes in accordance with GAAP (including, without limitation, deferred Taxes).

“Trade Secrets” has the meaning set forth in Section 4.19(a).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of California.

“Unfunded Current Liability” means the amount, if any, by which the actuarial present value of accumulated benefits of any Plan subject to Title IV of ERISA as of the close of its most recent plan year, determined using actuarial assumptions at such time consistent with those prescribed by Financial Accounting Standard No. 87, exceeds the fair market value of the assets allocable to such liabilities.

“Warrants” has the meaning set forth in Section 3.01(a).

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“XACP Notes” means the promissory notes issued pursuant to the Subordinated Note with Warrants Purchase Agreement, dated as of October 14, 2005, among the Issuer and the purchasers named therein, and each note delivered in substitution or exchange for any of such notes, as applicable.

“XACP Noteholders” means the holders of the XACP Notes.

1.02 Other Definitional Provisions.

(a) The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

PURCHASE OF THE NOTES

2.01 The Note.

(a) Subject to the terms and conditions of this Agreement, the Issuer will authorize for issuance to Aqua on the Closing Date, a Note with an aggregate original principal amount of Two Million Dollars ($2,000,000). The Note shall accrue interest from and after the Closing Date and shall have such other terms as set forth in the form of Note attached hereto as Exhibit 2.01. The Issuer agrees to sell the Note to Aqua on the Closing Date, and Aqua agrees to purchase the Note from the Issuer, in each case on the terms and conditions set forth herein.

(b) Payment of principal and interest on the Note shall be made in accordance with the terms of the Note as specified therein.

(c) Prepayment on the Note shall be made in accordance with the terms of the Note as specified therein.

(d) The Issuer will pay to Aqua in immediately available funds to the account designated by Aqua, all amounts payable to Aqua when due in respect of the principal of, or interest on, the Note, without any presentation of the Note.

2.02 The Closing.

The closing of the purchase and sale of the Note and the Warrants shall take place on the Closing Date with the documents set forth in Section 5.01 to be delivered by the Issuer to Aqua by facsimile and/or e-mail transmission (with originals to follow by overnight delivery to the addresses set forth in Section 9.02) and all payments to be made in connection with the Closing to be wired in immediately available funds to such accounts as the Issuer and Aqua may designate, as applicable, or in such other manner as the parties hereto may otherwise agree (the “Closing”).

2.03 Security for the Note.

Payment of all Obligations, including Indebtedness evidenced by the Note, shall be secured by a second priority subordinated lien and security interest in and on all of the assets of the Issuer as described in the Security Documents (the “Collateral”). Aqua’s second priority lien on the Collateral will be subject only to the security interest of the Senior Secured Creditor and Permitted Liens.

2.04 Subordination. Payment of all Obligations shall be subordinated to the rights of the Senior Secured Creditor to the extent provided in the Subordination Agreement.

2.05 Registration, Transfer and Replacement of the Notes.

(a) Aqua may, at its option, in person or by delivery, surrender its Note for exchange at the principal office of the Issuer and, within a reasonable time thereafter and without expense for the issuance of replacement Note, receive in exchange therefor one or more duly executed Notes, dated as of the date to which interest has been paid on the Note so surrendered, or if no interest has yet been so paid, then dated the date hereof, and registered in such name or names, all as may be designated by Aqua, for the same aggregate principal amount as the then unpaid principal amount of the Note(s) so surrendered. The Issuer covenants and agrees to take and cause to be taken all action necessary to effect such exchanges; provided, that, notwithstanding the foregoing, Issuer shall not be responsible for any federal, state or other transfer taxes and charges which may be payable in connection with the exchange or transfer of any Note.

(b) The Issuer shall keep at its principal executive office a register for the registration of ownership and transfer of the Note or any portion thereof. The name and address of the holder of the Note, each transfer thereof and the name and address of each transferee of the Note shall be registered in such register. Any such issuance of a new Note shall not be deemed to be the sale of new securities and shall in all respects be subject to compliance with applicable federal, state and other securities laws. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder promptly upon request therefor, a complete and correct copy of the names and addresses of the registered holder of Note.

(c) Upon receipt by the Issuer of evidence satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of a Note and receipt of an affidavit of such loss, theft, destruction or mutilation and customary indemnification including, without limitation, an indemnity bond from the holder of such Note, the Issuer, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

2.06 Revival of Obligations. If the incurring of any debt or the payments of money or transfers of property made to Aqua by or on behalf of the Issuer contemplated by the Note, this Agreement, the Security Documents or any document delivered hereby (collectively, an “Agreed Transfer”) should for any reason subsequently be declared to be “voidable” or “avoidable” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, as fraudulent conveyances, fraudulent transfers, preferences or otherwise voidable or recoverable payments of money or transfer of property, in whole or in part, for any reason under the United States Bankruptcy Code or any other federal or state law, and Aqua is required to repay or restore any Agreed Transfer, or the amount of any portion thereof, then as to any such amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of Aqua related thereto), the liability of the Issuer shall automatically be revived, reinstated, and restored and shall exist as though such Agreed Transfer had never been made, notwithstanding the surrender of any Note or cancellation of any instrument or document relating to this Agreement.

ARTICLE III

GRANT OF THE WARRANTS

3.01 The Warrants.

(a) In consideration of the purchase of the Note by Aqua, the Issuer shall issue to Aqua at the Closing (i) a warrant to purchase an aggregate of Three Hundred Thousand (300,000) shares of Common Stock at an exercise price of Six Dollars ($6.00) per share and (ii) a warrant to purchase an aggregate of up to One Hundred Thousand (100,000) shares of Common Stock at an exercise price of Seven Dollars ($7.00) per share as more specifically set forth on Schedule I attached hereto (collectively, the “Warrants”), in substantially the forms attached hereto as Exhibit 3.01. The Warrants shall entitle Aqua to purchase such number of shares of Common Stock as shall be set forth therein at the applicable exercise price at such time or times as shall be set forth therein, but the number of such shares of Common Stock and the applicable exercise price shall be subject to adjustment as provided therein.

(b) The Issuer will keep or cause to be kept, at its principal office, books for the registration and transfer of the Warrants issued hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Aqua to enter into this Agreement and to purchase the Note and to acquire the Warrants, the Issuer hereby represents and warrants to Aqua that, on the date hereof, after giving effect to the transactions contemplated herein, except as set forth in the disclosure schedule delivered by the Issuer to Aqua on the date hereof (the “Disclosure Schedule”):

4.01 Organization and Authority. Each of the Related Parties is duly and validly organized and an existing corporation in good standing under the laws of its jurisdiction of formation and is duly licensed or qualified and in good standing as a foreign corporation, as applicable, in all other jurisdictions where the ownership or leasing of property or the nature of business transacted make such qualification necessary and where the failure to be so qualified and in good standing would, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Related Parties has requisite corporate power and authority to own its properties and assets and to carry on its business, as, and in the places where, such properties and assets are now owned or operated or such business is now conducted and presently proposed to be conducted.

4.02 Organizational Information. Section 4.02 of the Disclosure Schedule correctly sets forth (i) the state or other jurisdiction in which each of the Related Parties is incorporated or organized, (ii) the state or states in which each of the Related Parties conducts its respective business, (iii) the authorized capital stock or other equity interests of each of the Related Parties and (iv) a list of each class of stock or membership interests of each of the Related Parties showing in each case the number of shares of stock or membership interests of each class outstanding and the ownership of such shares or membership interests. The shares of stock and membership interests listed in

Section 4.02 of the Disclosure Schedule have been duly issued and are fully paid and nonassessable, and are so owned free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance except as otherwise disclosed on Section 4.02 of the Disclosure Schedule. There are no preemptive or similar rights on the part of any Person with respect to the issuance of any securities or equity interests of any Related Party. There are no subscriptions, options, warrants or other similar securities or rights, agreements or commitments of any kind obligating any Related Party to issue or sell, or to cause to be issued or sold, or to repurchase or otherwise acquire any of their own respective securities or equity interests or securities convertible into or exchangeable for, or any options, warrants or other similar rights relating to any such securities or equity interests.

4.03 Transactions Legal and Authorized. The issuance and sale of the Note, the issuance and sale of the Warrants and the compliance by the Related Parties with all the provisions of the Purchase Documents (other than the Subordination Agreement) are within the corporate powers of the Related Party executing the same. The Purchase Documents (other than the Subordination Agreement) have been duly authorized, executed and delivered and are the legal, valid and binding obligations of the Related Party executing the same, enforceable in accordance with their respective terms, except as provided below. The foregoing representations in this Section 4.03 are subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

4.04 No Defaults, Restrictions. None of the execution and delivery of this Agreement or the other Purchase Documents to which the Issuer is a party nor the consummation of the transactions contemplated hereby or thereby conflicts or results in breach of, or constitutes a default under, any of the terms, obligations, covenants, conditions or provisions of any Material Contract, articles, by-laws, operating agreement or any other material agreement or instrument, including, after giving effect to the consents set forth in Section 4.06 of the Disclosure Schedule, the Senior Credit Agreement, to which any Related Party is a party or by which its properties may be bound or affected, or violate any applicable statutes, rules, regulations, judgments, orders, writs, injunctions, decrees or demands of any court, arbitrator, grand jury, or any governmental agency or, with the exception of the transactions contemplated hereby or thereby, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of any Related Party, other than such conflicts, breaches, defaults, violations, liens, charges or encumbrances would not reasonably be expected to have a Material Adverse Effect.

4.05 Material Contracts.

(a) As used in this Agreement, the term “Material Contract” means any written agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) under which (i) a Related Party has or may acquire any rights or benefits; (ii) under which a Related Party has or may become subject to any obligation or liability; (iii) by which a Related Party or any of the assets owned or used by a Related Party is or may become bound; or (iv) under which a Related Party is obligated to pay or is entitled to receive payments, goods or services valued in excess of $150,000 on an annual basis, in each of cases (i) through (iii), which is material to the Related Parties taken as a whole. Section 4.05(a) of the Disclosure Schedule contains an accurate and complete list of all Material Contracts.

(b) (i) Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law); and (ii) the completion or performance of any Material Contract would not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Related Parties is, and at all times has been, in compliance with all applicable material terms and requirements of each Material Contract to which it is a party.

(d) To the Issuer’s Knowledge, each other Person that has or had any liability or other obligation under the Material Contracts is, and at all times has been, in material compliance with all applicable terms and requirements of such Material Contract.

(e) To the Issuer’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time), will contravene, conflict with or result in a breach of, or give the Issuer or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, a Material Contract.

(f) None of the Related Parties has given to or received, at any time, any notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract to which such Related Party is a party.

4.06 Consents. No material consents, orders, permissions, approvals or authorizations, by or from any Governmental Authority or other Person, are required to be obtained, and no registrations with or declarations to any Governmental Authority are required to be filed, in connection with the execution and delivery of any of the Purchase Documents to which any Related Party is a party and the consummation of the transactions contemplated thereby.

4.07 Compliance with Law. Each of the Related Parties has complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its properties, except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

4.08 Financial Statements.

(a) The balance sheets of the Issuer as of December 31, 2004, and the related statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, copies of which are attached as part of Section 4.08 of the Disclosure Schedule, have been prepared in conformity with GAAP consistently applied and fairly present, in all material respects, the financial position of the Issuer as of such date and their statement of operations, shareholders’ equity and cash flows for such period.

(b) The unaudited balance sheet of the Issuer as of September 30, 2005 and the related unaudited statement of operations, shareholders’ equity and cash flows for the nine (9) months then ended, copies of which are attached as part of Section 4.08 of the Disclosure Schedule, have been prepared in conformity with GAAP on a basis consistent with the financial statements referred to in Section 4.08 of the Disclosure Schedule, and fairly present, in all material respects, the financial position of the Issuer as of such date and their statement of operations, shareholders’ equity and cash flows for the nine (9) months then ended; provided, however, that the unaudited financials do not include footnotes and are subject to year-end adjustment.

(c) The Related Parties have no Indebtedness other than Indebtedness permitted pursuant to Section 7.02 and have no Guarantee Obligations other than Guarantee Obligations permitted pursuant to Section 7.04 hereof.

4.09 Pending Litigation. There are no actions, suits, investigations or proceedings (whether or not purportedly on behalf of any Related Party) pending or, to the Knowledge of the Issuer, threatened against any Related Party, or the business, operations or properties of any Related Party before or by any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. No Related Party is in default with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any court, arbitrator, grand jury or of any Governmental Authority, default under which might have consequences which would reasonably be expected to have a Material Adverse Effect.

4.10 Title to Properties. Each Related Party has good and marketable title to all of its property and other assets that are material to the conduct of its business, except Permitted Liens. No Related Party owns tangible assets with a fair market value in excess of $150,000 in any state except for those assets located at the locations specified on Exhibit A to the Security Agreement and other assets in transit from time to time. All property and assets of any kind (real or personal, tangible or intangible) of the Related Parties is free from any encumbrance except Permitted Liens, and is free from any other Liens which would reasonably be expected to have a Material Adverse Effect. Except for financing statements evidencing Permitted Liens and the Financing Statements filed pursuant to this Agreement, to Issuer’s Knowledge, no financing statement under the UCC which names any Related Party as debtor has been filed and not terminated, and no Related Party has signed any security agreement authorizing any secured party thereunder to file any such financing statement which has not been terminated. All of the leases under which any Related Party is operating are valid, subsisting and in full force and effect in all material respects and none of such leases is in material default, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default under any provision thereof except where such default would not reasonably be expected to have a Material Adverse Effect.

4.11 Licenses and Permits. Each Related Party has all federal, state and local licenses and permits required to be maintained in connection with and material to the operation of its businesses, and all such licenses and permits are valid and fully effective, except where the failure to have such valid or effective license or permit would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.12 Taxes. Each Related Party has timely filed all federal, state and local Tax returns which are required to be filed and has timely paid, or made provision for the payment of, all material Taxes which have become due pursuant to said returns or pursuant to any assessment received by any Related Party, including franchise taxes, except such Taxes, if any, as are being contested in good faith and for which adequate reserves have been provided.

4.13 Margin Securities. The Issuer is not engaged in the business of extending credit for the purpose of buying or carrying margin securities, and no part of the proceeds realized from the sale of the Note will be used to buy or carry any such margin securities or be used in a manner inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.14 No Investment Company. The Issuer is not an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.15 Securities Laws. The Issuer has not, either directly or through any agent, offered all or any part of the Note to be purchased and sold hereunder, or any part of the Warrants to be granted hereunder, to, or solicited any offers to acquire any of the Note or Warrants from, or otherwise approached or negotiated or communicated in respect of any of the Note or Warrants with, any Person other than Aqua. Neither the Issuer nor any agent on its behalf has offered or will offer to sell all or any of the Note or Warrants, or solicited any offers to acquire any of the Note or Warrants from, or otherwise approached or negotiated or communicated in respect of any of the Note or Warrants with, any Person so as thereby to bring the delivery of the Note within the registration requirements of the Securities Act.

4.16 Employee Relations. Each Related Party has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable workers’ compensation laws except any non-compliance which has not had and would not reasonably be expected to have a Material Adverse Effect. No employees of any Related Party are parties to a collective bargaining agreement, nor is any union organizing activity pending or, to the Knowledge of Issuer, threatened. No Related Party has experienced any work stoppage or other material labor difficulty during the past five (5) years which has had or would reasonably be expected to have a Material Adverse Effect.

4.17 Insurance. Each Related Party has been and is insured by financially sound and reputable insurers with respect to its property and the conduct of its business in such amounts and against such risks as is customary for companies of similar size and nature as Issuer in its industry. All policies of insurance are currently in full force and effect, and no notice of cancellation or termination has been received by any Related Party with respect to any such policies. All premiums due and payable on such policies have been paid or will be paid in accordance with the terms of such policies. Section 4.17 of the Disclosure Schedule correctly sets forth a complete list and description of all material policies of insurance currently maintained by the Related Parties.

4.18 Solvency.

(a) The fair saleable value of the assets of the Related Parties on a consolidated basis will, immediately following the sale of the Note on the Closing Date and the other transactions contemplated in connection therewith, exceed the amount of their existing debts and other liabilities (including contingent liabilities, other than payments required to be made pursuant to the rights of redemption of the Series A Preferred Shares and the Series B Preferred Shares).

(b) The Related Parties on a consolidated basis do not have, and will not have, immediately following the sale of the Note and the other contemplated transactions on the Closing Date, unreasonably small working capital to carry out their business as conducted or as proposed to be conducted.

(c) The Related Parties on a consolidated basis have not incurred and do not intend to incur debts beyond their ability to pay such debts as they mature.

4.19 Intellectual Property.

(a) As used herein, the term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by the Related Parties in which a Related Party has a proprietary interest, including each of the Related Parties’:

(i) name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) issued patents and pending patent applications (collectively, “Patents”);

(iii) registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) inventions;

(v) know-how, trade secrets, confidential or proprietary information, customer lists, customer marketing information, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi) rights in internet web sites and internet domain names (collectively, “Net Names”).

(b) Section 4.19(b) of the Disclosure Schedule contains a complete and accurate list, and the Issuer has delivered to Aqua accurate and complete copies, of all Material Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Hundred Dollars ($500.00) under which a Related Party is the licensee. There are no outstanding or, to the Issuer’s Knowledge, threatened disputes or disagreements with respect to any such contract that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c) The Intellectual Property Assets are all those necessary for the operation of the Related Parties’ businesses as currently conducted and as currently planned to be conducted. The Related Parties are the owners or licensees of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, other than Permitted Liens, and have the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Section 4.19(c) of the Disclosure Schedule.

(d) All former and current employees of the Related Parties have executed written contracts with the applicable Related Party that assign to such Related Party all rights to any inventions, improvements, discoveries or information in the Issuer’s method of conducting its business.

(e) Section 4.19(e) of the Disclosure Schedule contains a complete and accurate list of all Patents.

(i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and, to Issuer’s Knowledge, all of the issued Patents are valid and enforceable.

(ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and, to the Issuer’s Knowledge, there are no pending published United States patents owned by any other Person, which would limit the Patents.

(iii) To Issuer’s Knowledge, (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by any of the Related Parties infringes or is alleged to infringe any patent or other proprietary right of any other Person. All products made, used or sold under the Patents have been marked with the proper patent notice.

(f) Section 4.19(f) of the Disclosure Schedule contains a complete and accurate list of all Marks which are registered or for which an application to register is pending. To Issuer’s Knowledge, no Mark is infringed or has been challenged in writing or, to the Issuer’s Knowledge, threatened in any way, (ii) none of the Marks used by any of the Related Parties infringes or is alleged to infringe any trade name, trademark or service mark of any other Person and (iii) all of the Marks are valid and enforceable.

(g) Each of the Related Parties, as applicable, has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by such Related Party of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in such Related Party’s standard form, and all current and former employees and contractors of the Related Parties have executed such an agreement).

(h) Section 4.19(h) of the Disclosure Schedule contains a complete and accurate list of all Net Names. To the Issuer’s Knowledge, there is no domain name application pending of any other Person which would interfere with or infringe any Net Name.

4.20 No Payments Not in the Ordinary Course. Since December 30, 2004, the Issuer has not made any payment to any Person other than in the ordinary course of its business or pursuant to Material Contracts, except for payments in the aggregate not exceeding $150,000.

4.21 No Change. Since December 31, 2004 there has been no development or event with respect to the business or affairs of any of the Related Parties which has had or would reasonably be expected to have a Material Adverse Effect.

4.22 ERISA. Section 4.22 of the Disclosure Schedule sets forth, as of the Closing, each Plan and each Multiemployer Plan.

(a) Each Plan has complied in all material respects with its terms and the provisions of applicable law, including, without limitation, ERISA and the Code and the Issuer has filed all reports required to be filed under ERISA and the Code with respect to each such Plan. Each Plan (and each related trust) which is intended to be qualified under Section 401(a) of the Code has received a current determination opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

(b) No Reportable Event has occurred or is occurring with respect to any Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. All required contributions with respect to a Plan and a Multiemployer Plan have been made.

(c) No involuntary proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA. No Lien imposed under the Code or ERISA on the assets of the Issuer or any Commonly Controlled Entity exists, or to the Knowledge of Issuer or any Commonly Controlled Entity, is likely to arise on account of any Plan or Multiemployer Plan. Neither Issuer nor any Commonly Controlled Entity has incurred any outstanding material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204, or 4212 of ERISA, or Section 401(a)(29), 4971, 4975 or 4980F of the Code, and to the Knowledge of Issuer or any Commonly Controlled Entity, no condition exists which represents a material risk to Issuer or any Commonly Controlled Entity of incurring a material liability to or on account of a Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA or the Code. No Plan has an Unfunded Current Liability.

(d) No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to the Issuer’s Knowledge, threatened.

(e) Each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Issuer or any Commonly Controlled Entity has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code.

(f) Neither the Issuer nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Issuer nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Issuer or any such Commonly Controlled Entity were to withdraw partially or completely from any Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.23 Environmental Matters.

(a) Each of the Related Parties is and has been in compliance in all material respects with all applicable Environmental Laws and has obtained all Environmental Permits materially necessary to operate its business as currently operated.

(b) There has not been any Release or threatened Release of any Hazardous Material, that has, or will require cleanup, at, in, on, or from any property owned, operated or leased by any of the Related Parties.

(c) No Environmental Claims have been made, or are pending or, to the Issuer’s Knowledge, have been threatened against any of the Related Parties with respect to either any property owned, operated or leased by any of the Related Parties or such Related Parties’ operations thereon, including any Environmental Claims relating to any products made or sold by any of the Related Parties.

(d) There are no Hazardous Materials existing on or under any property of the Related Parties which constitute a violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

(e) Issuer has no actual knowledge that any Related Party has received any written notice or complaint from any governmental entity or private party related to environmental conditions or claims with respect to property owned, operated or leased by the Related Parties or products made or sold by any of the Related Parties, and Issuer has disclosed to or otherwise made available for inspection by Aqua all written reports and material correspondence received prior to the date hereof from any environmental consultant or environmental contracting firm identifying or discussing actual or potential environmental conditions with respect to the property owned, operated, or leased by the Related Parties.

(f) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environmental Claims” means any and all administrative or judicial actions, sanctions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Authority or any other person (other than Issuer, the Related Parties or their affiliates) for compliance, damages, penalties, removal, response, Remediation or other action pursuant to any applicable Environmental Law or for personal injury or property damage (other than to Aqua or its affiliates) resulting from a Hazardous Material at, to or from any facility or property owned operated or leased by any of the Related Parties or any facility or property at which any Related Party disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation past, present or future employees of any Related Party seeking damages for exposure to Hazardous Materials;

“Environmental Laws” means all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials including without limitation, Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601, et seq.); the Superfund Amendments and Reauthorization Act (42 U.S.C. §§ 9601, et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 5101, et seq.); the Resource Conservation and Recovery Act, as amended, (42 U.S.C. §§ 6901, et seq.); the Clean Water Act, as amended (33 U.S.C. §§ 1251, et seq.); the Clean Air Act, as amended (42 U.S.C. §§ 7401, et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136, et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.); the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. §§ 1201, et seq.); Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.); Solid Waste Disposal Act, (42 U.S.C. §§ 6941 et seq.); the Endangered Species Act (7 U.S.C. § 136;16 U.S.C. § 460, et seq. (1973)); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2702 to 2761), all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, and similar regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect, including the Pennsylvania Solid Waste Management Act of July 7, 1980 (35 P.S. §§ 6018.101- 6018.1003); the Infectious and Chemotherapeutic Waste Act of July 13, 1988 (35 P.S. §§ 6019.1 et seq..); Municipal Waste Planning, Recycling and Waste Reduction Act of July 28, 1988 (53 P.S. §§ 4000.100 et seq.); the Hazardous Sites Cleanup Act of October 18, 1988 (35 P.S. §§ 6020.101 et seq.); the Clean Streams Law of June 22, 1937 (35 P.S. §§691.1 - 691.1001); the Air Pollution Control Act of January 8, 1960 (35 P.S. §§ 4001-4015); the Surface Mining Conservation & Reclamation Act of May 31, 1945 (52 P.S. §§ 1396.1-1396.31); the Noncoal Surface Mining Conservation & Reclamation Act (52 P.S. §§ 3301-3326); and the Dam Safety and Encroachments Act of November 26, 1978 (32 P.S. §§ 693.1-693.27); and all rules and regulations implementing any of the foregoing.

“Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders or consent orders issued or entered into by a Governmental Authority under any applicable Environmental Law.

“Hazardous Material” means any substance, material or waste that is listed, regulated or defined under any Environmental Law and including, without limitation, any substance, matter or waste that is defined or designated a “hazardous substance,” “hazardous waste,” “regulated substance,” or “solid waste” under any Environmental Laws, petroleum, petroleum-like products or wastes, asbestos, or polychlorinated biphenyls.

“Release” means any presence, spilling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure action in connection with any Hazardous Material.

4.24 Registration Rights Agreements. Except, following the Closing, pursuant to the Registration Rights Agreement, the Issuer is not a party to any agreement granting any registration rights to any Person.

4.25 Other Rights of Aqua. Neither the Issuer nor, to the Knowledge of the Issuer, any purchaser of any Capital Stock of the Issuer, is a party to any agreement, arrangement or understanding (i) granting any tag-along rights, drag-along rights or similar rights with respect to any Capital Stock of the Issuer, or (ii) with respect to the voting rights of the Capital Stock of the Issuer.

4.26 Actual Existence of Collateral; No Split Transaction. Each, every and all parts of the Collateral described in any Water Contract actually exists as so described, including the payments and other consideration listed in such Water Contract and including the equipment described in such Water Contract. No Water Contract offered to Aqua to serve as part of the Collateral is or constitutes or is part of a “split transaction,” where the Water Contract is merely part of a larger transaction between the Issuer and its customer, which has not been revealed to Aqua.

4.27 Business Relations. No (i) customers that accounted for five percent (5%) or more of the Related Parties’ aggregate revenues for the fiscal year ended December 31, 2004 or nine months ended September 30, 2005 or (ii) material suppliers of the Related Parties has threatened (in writing) to cease to do business with any of the Related Parties following the consummation of the transactions contemplated hereby or to modify such relationship in a manner which is materially less favorable to the Related Parties, and the Issuer has no Knowledge of facts that would be reasonably likely to result in such a termination or modification. None of the Related Parties has experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and to Issuer’s Knowledge, no such shortage of supply of inventory items is threatened or pending, in each case which has had or would reasonably be expected to have a Material Adverse Effect.

4.28 Relationships with Related Persons. No Related Party, nor, to the Issuer’s Knowledge, any Affiliate of any of them, (a) owns, directly or indirectly, an equity interest, or any other financial or profit interest, in any Person that has (i) had business dealings or a material financial interest in any transaction with any of the Related Parties or (ii) engaged in competition with any of the Related Parties with respect to any line of the products or services of such Related Party(ies) except for ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market or (b) is a party to any Material Contract with, or has any claim or right against, any of the Related Parties.

4.29 Full Disclosure. Neither this Agreement nor any of the other Purchase Documents nor any Schedule hereto or thereto or closing certificate, in each case, furnished by any Related Party in connection with the transactions contemplated by this Agreement, taking into account documentation furnished to Aqua on or prior to the Closing Date, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made. There is no fact which the Issuer has not disclosed to Aqua in writing which would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

CONDITIONS TO CLOSING

Aqua’s obligations to purchase the Note shall, unless waived by Aqua in writing, be subject to the satisfaction, prior to or concurrently with Aqua’s purchase of its Note, of the following conditions:

5.01 Purchase Documents.

(a) Aqua shall have received the following documents duly executed and delivered by the parties thereto (other than Aqua):

(i) this Agreement;

(ii) its Note (as set forth on Schedule I);

(iii) the Security Documents;

(iv) its Warrants (as set forth on Schedule I); and

(v) the Registration Rights Agreement.

(b) Aqua also shall have received the following documents:

(i) a copy of the resolutions, in form and substance reasonably satisfactory to Aqua, of the Board of Directors authorizing (A) the execution, delivery and performance of this Agreement, the Note and any other Purchase Documents to which the Issuer is a party, and (B) the borrowings contemplated hereunder certified by the Secretary of the Issuer, which certificate shall state that such resolutions have not been amended, modified, revoked or rescinded;

(ii) a certificate of the Secretary of the Issuer dated as of the Closing Date, as to the incumbency and signatures of the officers thereof executing the Purchase Documents to which the Issuer is a party, including this Agreement and the Note, together with evidence of the incumbency of such Secretary;

(iii) true and complete copies of the articles of incorporation and the by-laws of the Issuer, certified as of the Closing Date as complete and correct copies thereof by the Secretary of the Issuer;

(iv) a good standing certificate for the Issuer from the Secretary of State of California issued no earlier than ten (10) Business Days prior to the Closing Date;

(v) a certificate dated the Closing Date, signed by a Responsible Officer in form and substance satisfactory to Aqua and its counsel certifying that the conditions specified in Sections 5.02 and 5.03 have been fulfilled and that no Default or Event of Default hereunder has occurred as of such date;

(vi) a written opinion of the law firm of Latham & Watkins LLP, legal counsel for the Issuer, dated as of the Closing Date and addressed to the Purchasers in form and substance reasonably satisfactory to Aqua and its legal counsel;

(vii) a copy of the Senior Credit Agreement certified by a Responsible Officer;

(viii) copies of all other documentation evidencing material Indebtedness of any Related Party certified by a Responsible Officer;

(ix) documents, in form reasonably acceptable to Aqua evidencing the obtaining of all releases, consents or approvals to the transaction listed on Section 4.06 of the Disclosure Schedule; and

(x) such other instruments, documents, certificates and opinions and other evidence as Aqua may reasonably request, in form and substance satisfactory to it and its counsel, with respect to the transactions to be consummated pursuant hereto.

5.02 Representations and Warranties True. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date.

5.03 Compliance with this Agreement. As of the Closing Date, the Issuer shall have performed and complied with all of its agreements and conditions contained herein and in the other Purchase Documents to be performed or complied with by it prior to or at Closing and there shall exist no Default or Event of Default hereunder.

5.04 Payment of Fees. Aqua shall have received on the Closing Date payment of those fees referred to in Section 9.05 of this Agreement as have been evidenced by an invoice delivered to the Issuer no less than one (1) day prior to the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Issuer covenants and agrees with Aqua that, for so long as any amounts are outstanding under the Note, the Issuer will:

6.01 Payment of the Note. Punctually pay or cause to be paid the Obligations of Issuer at the times and places and in the manner specified in the Purchase Documents.

6.02 Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in accordance with good business practices customary in Issuer’s industry.

6.03 Maintenance of Property. Keep all material property useful and necessary in its businesses in good working order and condition in accordance with good business practices customary in Issuer’s industry, reasonable wear and tear excepted.

6.04 Reporting Requirements. Until the Initial Public Offering, and for so long as the aggregate amount outstanding under the Note equals or exceeds One Million Dollars ($1,000,000), furnish to Aqua:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Issuer, a copy of the audited balance sheet of the Issuer and its Subsidiaries as of the end of such year and audited statements of operations, shareholder’s equity and cash flows of the Issuer and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, by an independent public accounting firm;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each quarterly period of each fiscal year of the Issuer, the unaudited balance sheet of the Issuer and its Subsidiaries as of the end of such quarter and the related unaudited statements of operations, shareholder’s equity and cash flows of the Issuer and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Issuer;

(c) as soon as available, but in any event not later than thirty (30) days after the end of each month, the unaudited balance sheet of the Issuer and its Subsidiaries as of the end of such month and the related unaudited statements of operations of the Issuer and its Subsidiaries for such month and the portion of the fiscal year through the end of such month; and

(d) as soon as available, but in any event not later than thirty (30) days prior to the start of each fiscal year, the Issuer’s annual operating plan, including, without limitation, capital and operating expense budgets, cash flow projections and income and loss projections for the Issuer and its Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any material revisions to any of the foregoing.

All such financial statements are to be complete and correct in all material respects and are to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods except for changes required or permitted by GAAP, and except that the unaudited financial statements will not contain footnotes and will be subject to normal year-end adjustments.

6.05 Intellectual Property. Promptly (but in no event more than thirty days (30) after the Issuer obtains Knowledge thereof) notify Aqua of the acquisition by the Issuer or any Related Party of any Patents, registered Copyrights or registered Marks. Issuer shall use its reasonable best efforts to preserve its rights under its Intellectual Property Assets (including Intellectual Property Assets acquired after the date of this Agreement) and to prepare, file, prosecute and maintain such Intellectual Property Assets.

6.06 Litigation. Promptly inform Aqua in writing of (a) all material adverse changes in the Issuer’s financial condition, (b) all material developments with respect to litigation arising or existing during such period, (c) all threatened litigation, when threatened in writing and (d), all claims, investigations, administrative proceedings or similar actions affecting the Issuer or any Related Party which would reasonably be expected to have a Material Adverse Effect.

6.07 Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis.

6.08 Additional Information. Furnish such additional information and statements, lists of assets and liabilities, ageings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to the Issuer’s financial condition and business operations as Aqua may reasonably request from time to time.

6.09 Insurance.

(a) Maintain fire and other risk insurance, public liability insurance, and such other insurance as is customary for companies of similar size and nature as Issuer in Issuer’s industry with respect to the Issuer’s properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to Aqua. The Issuer will deliver to Aqua from time to time copies of the policies or certificates of insurance which have been delivered to the Senior Secured Creditor, and will deliver to Aqua written notice at least thirty (30) days prior to any cancellation or diminishment of the coverage under such insurance policies.

(b) Furnish to Aqua, reports on each existing insurance policy, including without limitation the following: (i) the name of the insurer, (ii) the risks insured, (iii) the amount of the policy, (iv) the properties insured, (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values and (vi) the expiration date of the policy.

6.10 Material Contracts. Comply in all material respects with all terms and conditions of all other agreements, whether now or hereafter existing, between the Issuer and any other party and notify Aqua immediately in writing of any default in connection with Material Contracts. It is acknowledged by the parties hereto that the Issuer may from time to time be in default under terms of a Water Contract (as defined in the Senior Credit Agreement) pledged as Collateral to secure the Loan (as defined in the Senior Credit Agreement). Such default by the Issuer under a Water Contract will not be considered an Event of Default under this Agreement if such default does not constitute an event of default under the Senior Credit Agreement.

6.11 Taxes, Charges and Liens. Pay and discharge when due all of its Indebtedness and obligations, including without limitation all assessment Taxes, governmental charges, levies and Liens, of every kind and nature, imposed upon the Issuer or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of the Issuer’s properties, income, or profits; provided, however, the Issuer will not be required to pay and discharge any such assessment, Tax, charge, levy, Lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings and (b) the Issuer shall have established on its books adequate reserves with respect to such contested assessment, Tax, charge, levy, Lien, or claim in accordance with GAAP. The Issuer will furnish to the Aqua evidence of payment of the assessments, Taxes, charges, levies, Liens and clams and copies of any written statements of any assessment Taxes, charges, levies, Liens and clams against the Issuer’s properties, income, or profits which have been delivered to the Senior Secured Creditor.

6.12 Performance. Perform and comply with all terms, conditions, and provisions set forth in this Agreement and in the other Purchase Documents to which it is a party in a timely manner, and promptly notify Aqua if the Issuer learns of the occurrence of any event which constitutes an Event of Default under this Agreement.

6.13 Operations.

(a) Provide written notice to Aqua of any change of personnel who are Responsible Officers; and

(b) Conduct its business affairs in a reasonable and prudent manner and in compliance in all material respects with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including without limitation, compliance with the ADA and with all minimum funding standards and other requirements of ERISA and other laws applicable to the Issuer’s Plans.

6.14 Inspection. Until an Initial Public Offering, permit employees or agents of Aqua during regular business hours and upon at least twenty-four (24) hours’ prior written notice to inspect any and all Collateral for the Note and the Issuer’s other properties and to examine or audit the Issuer’s books, accounts, and records and to make copies and memoranda of the Issuer’s books, accounts, and records. If the Issuer now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, the Issuer, upon request of Aqua, shall notify such party to permit Aqua free access to such records during regular business hours and upon at least twenty-four (24) hours prior written notice and to provide Aqua with copies of any records it may reasonably request, all at the Issuer’s expense. The inspections in accordance with the preceding sentence shall be limited to no more than four (4) times each calendar year.

6.15 Observer Rights.

Permit one named designee of Aqua to attend any regular or special meeting of the Board of Directors as an observer; provided, however, that nothing contained in this Section 6.15 shall confer upon such observer the right to vote on any matter coming before the Board of Directors or be deemed to create or impute any liability whatsoever on the part of such observer or Aqua by virtue of the observer attending any such meeting in such capacity; provided, further, that such individual executes a board observer letter in form reasonably satisfactory to Issuer and Aqua, and that Aqua may change the individual who will serve as observer only upon prior written notice to the Issuer. The Issuer shall give such observer copies of all notices, minutes, consents and other material that the Issuer provides to its directors at the same time as it provides such materials to its directors. Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board of Directors may determine in its sole discretion, such observer may address the Board regarding significant business issues facing Issuer.

6.16 Compliance Certificate. Unless waived in writing by Aqua, provide Aqua at least annually a certificate executed by a Responsible Officer, certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

6.17 Environmental Compliance and Reports.

(a) Comply in all material respects with all Environmental Laws applicable to the Issuer or its business;

(b) Not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part on property owned and/or occupied by the Issuer, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance in all material respects with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; and

(c) Furnish to Aqua promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on the Issuer’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

6.18 Location of Collateral. Give Aqua not less than ten (10) days prior written notice of (a) any change in the Issuer’s chief executive office and principal place of business, (b) any new location of business or (c) any new location for any of the Collateral that is material to Aqua, other than changes in the location of any Collateral pursuant to Permitted Sales.

6.19 Further Assurances. Execute any and all further documents, and take all further action which Aqua may reasonably request in order to effectuate the transactions contemplated by the Purchase Documents to which the Issuer is a party. Without limiting the generality of the foregoing, such further documents and actions shall include the execution of agreements and instruments, and filing UCC financing statements, in order to effectuate the transactions contemplated by this Agreement and in order to grant, preserve, protect and perfect the security interests created or intended to be created by the Purchase Documents, in all cases subject to the rights of the Senior Secured Creditor pursuant to the Subordination Agreement.

6.20 ERISA. Promptly (but in no event more than thirty (30) days after Issuer or any Commonly Controlled Entity knows of any of the following events) notify the Aqua:

(a) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62-.68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to a Plan within the following thirty (30) days;

(b) an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred, or application has been, or is reasonably expected to be, made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan;

(c) any contribution required to be made with respect to a Plan or a Multiemployer Plan has not been made within sixty (60) days following the date such contribution was due;

(d) a Plan or Multiemployer Plan has been or will be involuntarily terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(e) a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans as of such date, exceeds the aggregate amount of Unfunded Current Liability that existed at Closing by $10 million;

(f) involuntary proceedings have been or will be instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA, or to collect delinquent contributions to a Plan or a Multiemployer Plan pursuant to Section 515 of ERISA; or

(g) Issuer or any Commonly Controlled Entity incurs or is reasonably expected to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980F of the Code, or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code.

6.21 Use of Proceeds. Use the proceeds from Aqua’s purchase of the Note for general corporate and working capital purposes. Any material change to the use of proceeds set forth in the immediately preceding sentence must be unanimously approved by the Board of Directors. Notwithstanding the foregoing, the Issuer may not use the proceeds from Aqua’s purchase of the Note to make any type of payment (including not limited to, payments of principal, interest or expenses) on Indebtedness.

6.22 Subordinated Agreement. Aqua and Senior Secured Creditor agree in good faith to enter into a Subordination and Intercreditor Agreement within 10 business days after the closing of the issuance of the Note, which agreement shall be in a form substantially similar to that of the Subordination and Intercreditor Agreement entered into in connection with the subordinated notes issued on October 14, 2005 and shall provide for the subordination of the Lien granted pursuant to the Purchase Documents to the Lien granted pursuant to the Senior Credit Agreement, except that the aggregate principal amount of the indebtedness under the Senior Credit Agreement shall be no greater than $8,000,000.

ARTICLE VII

NEGATIVE COVENANTS

The Issuer covenants and agrees with Aqua that, for so long as any amounts are outstanding under the Note, the Issuer will not:

7.01 Limitations on Merger, Consolidation, Sales of Assets, Etc. Authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Issuer (or of any Related Person) other than Permitted Sales, (b) any merger or consolidation or other reorganization of the Issuer with or into another Person other than (i) mergers and consolidations of any Related Party with another Related Party and (ii) any such transactions consummated solely for the purposes of reincorporating any Related Party in another jurisdiction, (c) the acquisition by the Issuer of another Person by means of a purchase of all or substantially all of the capital stock or assets of such Person or (d) a liquidation, winding up, dissolution or adoption of any plan for the same.

7.02 Limitations on Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness except: (a) Senior Debt, (b) Indebtedness under the Note, (c) trade debt incurred in the normal course of business; (d) any Indebtedness referred to in clauses (iv) through (xi) of the definition of Permitted Liens; (e) Indebtedness under the XACP Notes; and (f) other Indebtedness approved in writing by Aqua.

7.03 Continuity of Operations. (a) Engage in any business activities substantially different than those in which the Issuer is presently engaged; provided, that, such restriction shall not prohibit any Permitted Sales, (b) cease operations, liquidate, change ownership of twenty-five percent (25%) or more of Capital Stock or change its name, (c) pay any dividends on the Issuer’s Capital Stock (other than dividends payable in shares of its Capital Stock) or (d) purchase or retire any of the Issuer’s outstanding shares of Capital Stock, other than repurchases of Capital Stock from employees or consultants upon their resignation or termination pursuant to the terms of the Issuer’s stock option or incentive plan.

7.04 Loans, Acquisitions and Guaranties. Incur any Guarantee Obligations other than in the ordinary course of business.

7.05 Prepayments; Changes in Terms. Except as set forth in paragraph 2.m. of the Senior Credit Agreement: (a) accept, directly or indirectly, any prepayment as to any Collateral, including Water Contracts; or (b) alter, amend or modify any Water Contracts or other Collateral in any manner that would reduce the amounts payable, shorten the term or otherwise materially increase the Issuer’s obligations or materially decrease customer’s obligations thereunder.

7.06 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

7.07 Restrictions on Ability to Satisfy Obligations. Enter into any transaction not in the ordinary course of business that expressly restricts the Issuer’s ability to satisfy the Obligations, other than restrictions set forth in the XACP Notes and the Senior Credit Agreement.

7.08 Transactions with Affiliates. Enter into any transaction involving aggregate payments or property with a fair market value of over $60,000, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is in the ordinary course of, and pursuant to the reasonable requirements of, the Issuer’s business, is in good faith and is upon fair and reasonable terms no less favorable to the Issuer than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that, the foregoing restriction shall not apply to (i) any transaction between Related Parties, (ii) salary, bonus, employee stock option and other compensation and employment arrangements with directors, officers or consultants in the ordinary course of business, (iii) indemnification payments to officers or directors of Related Parties and (iv) any transaction involving aggregate payments or property with a fair market value of over $60,000 that shall have been approved by the

Board of Directors (with any interested party abstaining in any vote with respect to such transaction), such approval to be evidenced by a board resolution stating that such transaction or series of related transactions complies with the provisions of this Section 7.08.

ARTICLE VIII

EVENTS OF DEFAULT

8.01 Bankruptcy, etc. All amounts owing under this Agreement and the Note shall immediately become due and payable without the need for any notice or other action by Aqua if any of the following events shall occur:

(a) a Related Party shall commence or be the subject of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or a Related Party shall make a general assignment for the benefit of its creditors; or there shall be commenced against a Related Party any case, proceeding or other action of a nature referred to in subsections 8.01(a)(i) or 8.01(a)(ii) which (x) results in the entry of an order for relief or any such adjudication or appointment, or (y) remains undismissed, undischarged or unbonded for a period of ninety (90) days;

(b) there shall be commenced against a Related Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(c) a Related Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in subsections (a) or (b) above.

8.02 Other Events. If any of the following events shall occur and be continuing:

(a) the Issuer shall fail to pay (i) any principal of a Note when due in accordance with the terms thereof, or (ii) interest on a Note or any fee or other amount payable hereunder within three (3) Business Days of when due in accordance with the terms thereof or hereof;

(b) any representation or warranty made by the Issuer herein or in any other Purchase Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or other Purchase Document to which the Issuer is a party shall prove to have been incorrect and the subject of that breach of representation or warranty has a Material Adverse Effect on or as of the date made or deemed made;

(c) the Issuer shall default in the observance or performance of (i) any covenant or other material agreement contained in Sections 7.01 through 7.07 of this Agreement, and if such default is capable of being remedied, such default shall continue unremedied for a period of fifteen (15) days and (ii) any covenant or other material agreement contained in this Agreement (other than Sections 7.01 through 7.07), the Note and/or the Warrants (other than as provided in paragraphs (a) through (b) of this Section 8.02), and, if such default is capable of being remedied, such default shall continue unremedied for a period of thirty (30) days;

(d) there shall be an Event of Default (as defined in the Senior Credit Agreement);

(e) there shall be an event of default under the terms of any other Indebtedness (other than the Senior Credit Agreement) and such event of default has a Material Adverse Effect; or

(f) Issuer shall incur or could reasonably be expected to incur any liability to the PBGC or any Plan or Multiemployer Plan under Title IV of ERISA, or any event occurs with respect to any Plan or Multiemployer Plan that could reasonably be expected to result in a lien on the assets of the Issuer or in a Material Adverse Effect, then, and in any such event, Aqua may by notice of default to the Issuer, declare the Note (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

8.03 Notice of Defaults. The Issuer shall undertake in good faith to notify Aqua of any event specified in Sections 8.01 and 8.02.

8.04 Other Remedies. If an Event of Default has occurred and is continuing, in addition to the acceleration provisions set forth in Section 8.01 and Section 8.02, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding.

8.05 Waiver. Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE IX

MISCELLANEOUS

9.01 Amendments and Waivers. No provision of this Agreement, the Note or the Purchase Documents, may be waived, modified or amended without the prior written agreement of Aqua and the Issuer. No such waiver, modification or amendment shall extend to or affect any obligation not expressly waived, modified or amended.

9.02 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of telecopy notice, when received, or, in the case of a nationally recognized courier service, one Business Day after delivery to such courier service, addressed as follows in the case of the Issuer and Aqua or to such other address as may be hereafter notified by the respective parties hereto and any future purchasers of the Note:

If to the Issuer:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attention: Peter Jensen, Chief Executive Officer

Telephone No.:    (619) 222-1493

Facsimile No.:     (619) 222-3393

with a copy (which copy shall not constitute notice to the Issuer) to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Faye H. Russell, Esquire

Telephone No.:    (858) 523-5400

Facsimile No.:     (858) 523-5450

If to Aqua:

Aqua America, Inc.

762 West Lancaster Avenue

Bryn Mawr, PA 19010

Attention: General Counsel

Telephone No.: (610) 527-8000

Facsimile No.:  (610) 645-1061

with a copy (which copy shall not constitute notice to Aqua) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Fax: (215) 963-5001

Attn: Stephen A. Jannetta

9.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Aqua, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and in addition to any rights, remedies, powers and privileges provided by law.

9.04 Survival of Representations and Warranties. All representations and warranties made hereunder or under any other Purchase Document and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note, but shall only survive until all Obligations are paid in full.

9.05 Payment of Expenses, Taxes and Brokers’ Fees. The Issuer agrees that (i) at the Closing it shall pay or reimburse Aqua for its reasonable out-of-pocket legal fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Note and the other Purchase Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby; provided, however, that such costs and expenses to be paid at the Closing shall not exceed in the aggregate Fifty Thousand Dollars ($50,000), (ii) it shall pay or reimburse Aqua for all of its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note or the other Purchase Documents and (iii) it shall pay, indemnify, and hold each Aqua harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note or the other Purchase Documents, other than such fees or liabilities in connection with the transfer by Aqua of the Notes or any Warrant to any other Person. Commencing ninety (90) days after such payments are due, any fees, expenses or other amounts payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate. The agreements in this Section 9.05 shall survive repayment of the Note and all other amounts payable hereunder.

9.06 Indemnification. The Issuer will defend, indemnify, and hold harmless Aqua and each of their respective subsidiaries, shareholders, partners, employees, agents, attorneys, officers, and directors (each an “Indemnified Person”), from and against any and all claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) arising out of, or in any way related to the Collateral or the Notes (other than in connection with the transfer of the Note by Aqua), including, but not limited to, violation or alleged violation of any Environmental Laws by the Issuer. The Issuer shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding, claim or action against such Indemnified Person, in respect of which such Indemnified Person or its parent, subsidiaries, affiliates, employees, agents, officers or directors is a party or would be entitled to seek indemnification hereunder, unless such settlement includes an unconditional release of such Indemnified Person and its parent, subsidiaries, affiliates, employees, agents, attorneys, officers or directors from all liability on claims that are the subject matter of such claim, action or other proceeding or is otherwise acceptable to such Indemnified Person and its counsel, in their sole discretion. Notwithstanding the foregoing, that the Issuer shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.07 Aqua Representations. Aqua represents, severally and not jointly, by accepting its Note, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act and understands that its Note has not been registered for sale under Federal or state securities laws or “Blue Sky” laws and is being offered and sold to Aqua pursuant to one or more exemptions from the registration requirements of such securities laws. Aqua further understands that the Note has not been qualified under any state securities laws based on the belief that they have been issued in a transaction exempt from the qualification requirements of such securities laws, which exemption depends upon, among other things, Aqua’s representations made herein. Aqua further represents to the Issuer, severally and not jointly, that it is acquiring its Note for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, and agrees that its Note will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act and any applicable state securities laws or “Blue Sky” laws or (ii) Aqua has delivered to the Issuer an opinion of counsel reasonably satisfactory to the Issuer, at Aqua’s expense, that such sale or transfer is made pursuant to one or more exemptions from the Securities Act. Aqua recognizes that an investment in the Note involves a high degree of risk, including a risk of total loss of Aqua’s investment. Aqua represents, severally and not jointly, that it is able to bear the economic risk of holding its Note, for an indefinite period, has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in the Note, has been furnished ample opportunity to request information regarding the Issuer and has been afforded the opportunity to ask questions of and receive answers from officers or other representatives of the Issuer concerning the Issuer, and, assuming that the Issuer has been responsive to Aqua’s requests and questions, has received all the information it has requested from the Issuer and considers necessary or appropriate for deciding whether to purchase its Note.

9.08 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Purchase Documents represent the agreement of the Issuer and Aqua with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Aqua relative to subject matter hereof not expressly set forth or referred to herein or in the other Purchase Documents.

9.11 GOVERNING LAW. THE PURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THE PURCHASE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.12 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns; provided, however, that, other than in connection with a reincorporation of the Issuer in another jurisdiction, the Issuer may not assign this Agreement or any of the other Purchase Documents without the prior written consent of Aqua.

9.13 Acknowledgements. The Issuer hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Purchase Documents;

(b) Aqua does not have any fiduciary relationship to the Issuer, and the relationship between Aqua, on one hand, and the Issuer, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists between Aqua and the Issuer.

9.14 Original Issue Discount. Together, the Note and the Warrants constitute an “investment unit” for the purposes of Section 1273(c)(2)(A) of the Code. In accordance with Sections 1273(c)(2)(A) and 1273(b)(2) of the Code, the aggregate issue price of the investment units of the Aqua is the aggregate amount of the Note. Allocating that aggregate issue price between the Note and the Warrants in proportion to their fair market value, as required by Section 1273(c)(2)(B) of the Code and Treasury Regulation 1.1273-2(h)(1), results in the Warrants having an aggregate issue price of $200,000 and the Notes having an aggregate issue price of $1,800,000. Accordingly, the aggregate original issue discount that will accrue on the Notes is $200,000. None of the parties will take any position in its Tax returns that is inconsistent with the foregoing, the Issuer will provide Aqua with any information necessary for them to report their income from this transaction properly. Each party agrees that it will not be entitled to reimbursement or indemnification from the other parties hereto for any penalties or other liabilities resulting from taking such position in its Tax returns consistent with the foregoing.

9.15 Confidentiality. Aqua shall use its best efforts (equivalent to the efforts Aqua applies to maintain the confidentiality of its own confidential information) to maintain as confidential all Confidential Information following receipt thereof. Notwithstanding the foregoing, Aqua may disclose such Confidential Information: (a) to persons employed or engaged by Aqua in connection with the transactions hereunder; (b) as required or requested by any governmental authority or reasonably believed by Aqua to be compelled by any court decree, subpoena or legal or administrative order or process, or; (c) in connection with litigation, insolvency or any other disputes between the parties hereto or their successors. For purposes of this Section 9.15, “Confidential Information” shall mean all information provided to Aqua by Issuer and designated as confidential following receipt thereof, other than (i) information that is now or subsequently becomes generally available to the public through no fault or breach on the part of Aqua, (b) Aqua can demonstrate to have had rightfully in its possession prior to disclosure to Aqua by the Issuer, or (c) is independently developed by Aqua without the use of any information that would otherwise constitute Confidential Information.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note with Warrants Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE ISSUER:

BASIN WATER, INC.

By:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer and Secretary

AQUA AMERICA, INC.

By:	/s/ David P. Smeltzer
David P. Smeltzer
Chief Financial Officer and Senior Vice President—Finance

SCHEDULE I

THE PURCHASERS

PURCHASER	NOTE	WARRANTS
Aqua America, Inc. 762 West Lancaster Avenue Bryn Mawr, Pennsylvania	$2,000,000	300,000 Warrants at $6.00 per share
Attention: General Counsel		100,000 Warrants at $7.00 per share

EXHIBIT 2.01

FORM OF NOTE

[SEE ATTACHED]

EXHIBIT 3.01

FORM OF WARRANT

[SEE ATTACHED]

EXHIBIT 5.01(a)(iv)

FORM OF SECURITY AGREEMENT

[SEE ATTACHED]